Exhibit 99.1

News Release

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983
Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

VISTEON STRENGTHENS COMPETITIVE POSITION WITH NEW FORD COMMERCIAL AGREEMENTS

DEARBORN, Michigan, December 22, 2003 — Visteon Corporation (NYSE: VC) has approved new commercial agreements with Ford Motor Company which improve the competitiveness of both companies. Visteon’s competitive position is strengthened through the elimination of a significant structural challenge. Visteon also announces fourth quarter 2003 estimated fixed asset and deferred tax asset write-downs.

“These cooperative agreements with Ford provide a framework that allows both companies to improve operating performance, clarify our relationship and re-energize our employees,” said Peter J. Pestillo, Visteon chairman and chief executive officer. “Combined with our diligent restructuring actions over the last three years, the Ford agreements strengthen our vitality as a global Tier I supplier with a promising future. We are well positioned to enhance our profitability beginning in 2004.”

The commercial agreements culminate discussions that began in mid-2003 between Ford and Visteon, its former automotive components subsidiary that was spun off from Ford in 2000. The agreements include changes to a number of structural and commercial elements established between the two companies as part of the spin.

Key aspects of the structural elements include:

•	Visteon is no longer obligated to fund about $1.7 billion of an estimated $3 billion in post-retirement health care and life insurance

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benefit obligations (OPEB) related to Visteon-assigned United Auto Workers (UAW)-Ford hourly employees

•	Funding of the remaining OPEB obligations for assigned employees will be extended over an additional 29 years, reducing Visteon’s cash funding requirement substantially starting in 2006

•	Visteon and Ford will share equally the cost related to Information Technology (IT) separation of up to a combined total of $200 million

•	Visteon’s exposure to UAW profit sharing for Ford assigned employees will continue to be capped

Key aspects of the commercial elements include:

•	Visteon will make lump-sum payments totaling $150 million for 2003 North American price reductions on sales to Ford and has agreed with Ford on a schedule of North American price reductions annually for the next four years

•	Ford has agreed to revised payment terms over the next three years which will result in accelerated payments to Visteon for components supplied to Ford

•	Visteon has the opportunity to receive labor differential relief, defined as the difference between UAW Master Agreement fully-fringed wages and competitive Tier I wages, on new model programs won from Ford

In addition, Visteon and Ford will establish a Governance Council to ensure the intent of the agreements is achieved.

TERMS OF THE STRUCTURAL ELEMENTS

Post-Retirement Health Care and Life Insurance Obligations (OPEB)
Visteon is no longer obligated to fund about $1.7 billion of an estimated $3 billion in post-retirement health care and life insurance obligations resulting in a deferred accounting benefit of $1.7 billion. The funding of the remaining obligation for Visteon-assigned hourly employees covered by Ford plans has been extended from 2020 to 2049. Certain salaried employees are also covered in this extended plan. Cash payments required in 2006 are now expected to be about $400 million lower than previously disclosed estimates under the original spin agreement. Visteon’s 2004 OPEB expenses are expected to be about $75 million lower than 2003 expenses and modestly higher than 2002 expenses.

Information Technology Separation Costs
Ford has agreed to share equally the funding, up to a combined total of $200 million, of separation related IT expenses incurred by Visteon.

Profit Sharing
Visteon’s exposure to potential UAW profit sharing payments arising from Ford’s profitability will be capped at $2,040 per UAW-Ford employee

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assigned to Visteon. Under the terms of the 2000 spin agreement, Visteon’s total liability was capped at $50 million per year through 2004 and unlimited in subsequent years.

TERMS OF THE COMMERCIAL ELEMENTS

Pricing
Visteon has agreed to pay Ford lump sum payments totaling $150 million for 2003 North American price reductions on sales to Ford. This amount will not result in a piece price reduction. A schedule of cumulative North American price downs has been agreed upon for 2004 through 2007. In addition, Visteon will work with Ford to close competitive price gaps over time that may exist on components presently provided to Ford through design improvements and other cost saving measures.

Sourcing
Ford has committed to “look to Visteon first” when making sourcing decisions affecting Visteon’s UAW-represented facilities providing Visteon is competitive. While the agreement contains no specific commitment to sourcing levels, the companies have expressed their shared intent to handle sourcing decisions in a manner consistent with the business objectives of both companies.

Labor Differential Relief
Ford will pay Visteon competitive market prices plus a labor differential on new model programs for Master Agreement UAW plants. This labor relief would be based on efficient manning levels.

Accelerated Payment Schedule and Capital Investment
Ford and Visteon have agreed to a revised payment schedule that will result in accelerated payments of receivables to Visteon. This will improve Visteon’s operating cash flow for the next three years.

Ford has agreed to share equally with Visteon any future capital investments Visteon may require in certain commodity products in order to meet Ford’s production requirements. Such payments will be made over a seven year period.

OTHER FOURTH QUARTER MATTERS

Fixed Asset and Deferred Tax Asset Write-Downs
As disclosed in Visteon’s third quarter 2003 10-Q filing, Visteon initiated a review of the recoverability of the company’s fixed assets and deferred tax assets during the fourth quarter of 2003. Based on these reviews, Visteon expects to record a non-cash fixed asset write-down of $400-$500 million before taxes for certain under-performing product lines to reflect their

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estimated fair value. In addition, Visteon expects to record additional tax expense of $400-$450 million to reduce the company’s deferred tax assets where recovery of these assets is uncertain.

Supplemental UAW Labor Agreement

As previously announced, the 2003 UAW-Ford negotiations produced a Memorandum of Understanding that provides a framework to significantly improve Visteon’s competitive position in the Tier I automotive supplier industry. The new contract allows for a one-way flow of UAW-Ford employees from Visteon facilities to Ford facilities.

Visteon has approximately 20,000 UAW-Ford employees working in its facilities. As the “flowback” progresses over time, Visteon intends to replace a portion of these positions with UAW-represented workers who will be covered by a Supplemental Agreement currently being negotiated between the UAW and Visteon. The intent of this new agreement is to provide competitive compensation and working patterns.

Discussions regarding the Supplemental Labor agreement began in early December 2003. Visteon is confident the discussions will be completed in the first quarter 2004.

CONFERENCE CALL SCHEDULED

Visteon will hold a conference call regarding today’s announcements at 11:00 a.m. EDT, December 22. In the U.S., dial 888-452-7086; outside the U.S. dial 706-643-3752. Please dial in approximately 10 minutes prior to the start of the conference.

The conference call, along with the release, presentation material and other supplemental information, can be accessed through Visteon’s web site at www.visteon.com/presentations.

For a replay of the conference, in the U.S. dial 800-642-1687, and outside the U.S. dial 706-645-9291. The passcode to access the replay is 4571562. The replay is available for one week.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 75,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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